Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Tom Kaczynski
330-796-6704

FOR IMMEDIATE RELEASE

Goodyear Reports Higher Third Quarter Earnings

- Third quarter segment operating income of $431 million, up 24%

- Year-over-year quarterly earnings improvement in all four businesses

- Record North America earnings of $161 million for third quarter

- Company now expects record 2013 segment operating income of more than $1.5 billion

- Company continues to target positive cash flow, excluding pension pre-funding, through 2016

AKRON, Ohio, October 29, 2013 – The Goodyear Tire & Rubber Company today reported higher earnings for the third quarter of 2013.

“Our third quarter results, announced just weeks after our recent Investor Day, demonstrate continued sustainable earnings growth and the type of disciplined execution needed to deliver on our targets in 2013 and beyond,” said Richard J. Kramer, chairman and chief executive officer.

“As the industry continues to recover, we see strong volume growth in the segments we are targeting,” he added. “While we continue to be disciplined in our approach, we are seeing growth in unit volumes, including in our North America business, driven by the Goodyear brand.”

All four of Goodyear’s regional businesses achieved higher operating income in the quarter compared to the year-ago period, with North America posting record third quarter operating income. Three businesses posted higher tire unit volumes than last year.

“We now expect to see record segment operating income of more than $1.5 billion in 2013, and continue to target 10 percent to 15 percent annual growth in segment operating income through 2016. As previously announced, we will take the first steps in our capital allocation plan in the fourth quarter with our reinstated quarterly dividend,” Kramer said. Additionally, the company continues to target positive cash flow, excluding pension pre-funding, through 2016.

Goodyear’s third quarter 2013 sales were $5.0 billion, compared to $5.3 billion a year ago. Third quarter 2013 sales reflect $82 million in higher tire unit volumes, more than offset by $178 million in lower sales in other tire-related businesses, most notably a decrease in the price and volume of third-party chemical sales; $89 million in lower price/mix, despite continued favorable mix; and $77 million in unfavorable foreign currency translation. Tire unit volumes totaled 42.6 million, up 2 percent from 2012.

(more)

The company reported segment operating income of $431 million in the third quarter of 2013. This was up 24 percent from the year-ago quarter, reflecting favorable price/mix net of raw materials of $87 million (excluding raw material cost savings), lower unabsorbed overhead of $18 million due to higher production levels and $14 million in higher tire unit volumes, partially offset by $40 million in higher SAG expenses and $10 million in unfavorable foreign currency translation. See the note at the end of this release for further explanation and a segment operating income reconciliation table.

Goodyear’s third quarter 2013 net income available to common shareholders was $166 million (62 cents per share), a third quarter record and up 51 percent from $110 million (41 cents per share) in the 2012 quarter. All per share amounts are diluted.

The 2013 third quarter included total charges of $19 million (7 cents per share) due to rationalizations, asset write-offs and accelerated depreciation and gains of $2 million (1 cent per share) on asset sales. All amounts are after taxes and minority interest.

The 2012 third quarter included total charges of $32 million (12 cents per share) due to rationalizations, asset write-offs and accelerated depreciation; $6 million (2 cents per share) due to pension settlements in the United Kingdom; and $3 million (1 cent per share) due to discrete tax charges; and gains of $5 million (2 cents per share) from asset sales; and $4 million (1 cent per share) in insurance recoveries related to flooding in Thailand. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2013 and 2012 quarters.

Business Segment Results

North America

	Third Quarter		Nine Months
(in millions)	2013	2012	2013	2012
Tire Units	15.8	15.6	45.4	46.8
Sales	$2,186	$2,404	$6,553	$7,352
Segment Operating Income	161	130	492	398
Segment Operating Margin	7.4%	5.4%	7.5%	5.4%

North America’s third quarter 2013 sales decreased 9 percent from last year to $2.2 billion. Sales reflect a $170 million decline in sales in other tire-related businesses, most notably a decrease in the price and volume of third-party chemical sales. The impact of increased tire unit volumes was more than offset by lower price/mix. Original equipment unit volume was up 5 percent. Replacement tire shipments were flat.

(more)

Third quarter 2013 segment operating income of $161 million was a 24 percent improvement over the prior year and a third quarter record. Segment operating income was positively impacted by favorable price/mix net of raw materials of $36 million, decreased conversion costs of $7 million and increased tire volume of $2 million. This was partially offset by $15 million in higher SAG expenses.

Europe, Middle East and Africa

	Third Quarter		Nine Months
(in millions)	2013	2012	2013	2012
Tire Units	16.7	16.3	46.4	48.5
Sales	$1,752	$1,748	$4,936	$5,282
Segment Operating Income	115	105	197	214
Segment Operating Margin	6.6%	6.0%	4.0%	4.1%

Europe, Middle East and Africa’s third quarter sales increased $4 million from last year to $1.8 billion. Sales reflect a 3 percent increase in tire unit volume and favorable foreign currency translation of $42 million, which was partially offset by lower price/mix. Original equipment unit volume was up 11 percent. Replacement tire shipments were flat.

Third quarter 2013 segment operating income of $115 million was 10 percent above the prior year. Higher tire unit volumes of $8 million, favorable price/mix net of raw materials of $8 million and $7 million in favorable foreign currency translation more than offset $8 million in higher SAG expenses, the $3 million impact of higher conversion costs and $3 million in lower earnings in other tire-related businesses.

Latin America

	Third Quarter		Nine Months
(in millions)	2013	2012	2013	2012
Tire Units	4.5	4.7	13.5	13.3
Sales	$527	$520	$1,571	$1,544
Segment Operating Income	89	49	231	162
Segment Operating Margin	16.9%	9.4%	14.7%	10.5%

Latin America’s third quarter sales increased 1 percent from last year to $527 million. Sales reflect improved price/mix and higher sales in other tire-related businesses of $11 million partially offset by $75 million in unfavorable foreign currency translation and a 4 percent decrease in tire unit volume. Original equipment unit volume was down 21 percent, reflecting the company’s selective fitment strategy. Replacement tire shipments were up 6 percent.

(more)

Third quarter segment operating income of $89 million was up 82 percent from a year ago. Price/mix improvements of $79 million, including a favorable shift from original equipment to replacement volumes, positively impacted segment operating income and lower raw material costs added $8 million. Segment operating income was negatively impacted by higher conversion costs of $27 million, $10 million in unfavorable currency translation, $10 million in higher SAG expenses and $4 million in lower tire unit volume.

Asia Pacific

	Third Quarter		Nine Months
(in millions)	2013	2012	2013	2012
Tire Units	5.6	5.2	16.3	15.4
Sales	$537	$592	$1,689	$1,769
Segment Operating Income	66	64	241	202
Segment Operating Margin	12.3%	10.8%	14.3%	11.4%

Asia Pacific’s third quarter sales decreased $55 million from last year to $537 million. Sales reflect an 8 percent increase in tire unit volume, offset by reduced price/mix, $39 million in unfavorable foreign currency translation and $12 million in lower sales in other tire-related businesses. Original equipment unit volume was up 11 percent. Replacement tire shipments were up 5 percent.

Third quarter segment operating income of $66 million was up 3 percent from last year. Segment operating income was positively impacted by favorable price/mix net of raw materials of $15 million, lower factory start-up costs of $13 million and $8 million in higher tire unit volumes, which more than offset $7 million in higher SAG expenses, $6 million in unfavorable foreign currency translation, $5 million in higher conversion costs and $4 million in lower earnings from other tire-related businesses.

Year-to-Date Results

Goodyear’s sales for the first nine months of 2013 were $14.8 billion, down 8 percent from the 2012 period. Sales reflect $487 million in lower sales in other tire-related businesses, most notably third party chemical sales in North America; $252 million in unfavorable foreign currency translation; $230 million in lower tire unit volumes; and $170 million in lower price/mix. Tire unit volumes totaled 121.6 million, down 2 percent from 2012.

The company’s nine-month segment operating income of $1.2 billion was up 19 percent from last year. Compared to the prior year, year-to-date segment operating income reflects favorable price/mix net of raw materials of $338 million (excluding raw material cost savings), which more than offset $107 million in higher unabsorbed overhead costs resulting from lower production; $39 million in unfavorable foreign currency translation; and $35 million in lower tire volume.

(more)

Goodyear’s year-to-date net income available to common shareholders of $372 million ($1.43 per share) is up from $183 million (73 cents per share) in 2012’s first nine months. All per share amounts are diluted.

Outlook

For the full year of 2013 in North America, Goodyear’s industry outlook is unchanged. It expects consumer replacement as well as commercial replacement and commercial original equipment volumes to be at essentially 2012 levels. It expects consumer original equipment volumes to be up approximately 5 percent.

For the full year in Europe, Middle East and Africa, Goodyear’s industry outlook is unchanged, except for consumer original equipment. The company now expects consumer original equipment volumes to be flat to down 5 percent. It expects consumer replacement to be at essentially 2012 levels. It expects commercial original equipment volumes to be flat to up 5 percent and commercial replacement to be up about 5 percent.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either (800) 895-1085 or (785) 424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 283-4641 or (402) 220-0851. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 69,000 people and manufactures its products in 52 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

(more)

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(financial statements follow)

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2013	2012	2013	2012
NET SALES	$5,002	$5,264	$14,749	$15,947
Cost of Goods Sold	3,946	4,315	11,732	13,063
Selling, Administrative and General Expense	686	652	2,022	2,011
Rationalizations	21	26	41	67
Interest Expense	100	86	287	270
Other (Income) Expense	—	(1)	112	128

Income before Income Taxes	249	186	555	408
United States and Foreign Taxes	54	53	136	164

Net Income	195	133	419	244
Less: Minority Shareholders’ Net Income	22	16	25	39

Goodyear Net Income	173	117	394	205
Less: Preferred Stock Dividends	7	7	22	22

Goodyear Net Income Available to Common Shareholders	$166	$110	$372	$183

Goodyear Net Income Available to Common Shareholders- Per Share of Common Stock
Basic	$0.67	$0.45	$1.51	$0.75

Weighted Average Shares Outstanding	246	245	246	245
Diluted	$0.62	$0.41	$1.43	$0.73

Weighted Average Shares Outstanding	278	281	276	281
Cash Dividends Declared Per Common Share	$0.05	—	$0.05	—

(more)

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	September 30, 2013	December 31, 2012
Assets:
Current Assets:
Cash and Cash Equivalents	$2,500	$2,281
Accounts Receivable, less Allowance - $106 ($99 in 2012)	3,254	2,563
Inventories:
Raw Materials	616	743
Work in Process	172	169
Finished Products	2,156	2,338

	2,944	3,250
Prepaid Expenses and Other Current Assets	371	404

Total Current Assets	9,069	8,498
Goodwill	660	664
Intangible Assets	138	140
Deferred Income Taxes	190	186
Other Assets	550	529
Property, Plant and Equipment less Accumulated Depreciation - $9,151 ($8,991 in 2012)	7,065	6,956

Total Assets	$17,672	$16,973

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,084	$3,223
Compensation and Benefits	794	719
Other Current Liabilities	1,130	1,182
Notes Payable and Overdrafts	44	102
Long Term Debt and Capital Leases due Within One Year	132	96

Total Current Liabilities	5,184	5,322
Long Term Debt and Capital Leases	6,366	4,888
Compensation and Benefits	3,111	4,340
Deferred and Other Noncurrent Income Taxes	273	264
Other Long Term Liabilities	995	1,000

Total Liabilities	15,929	15,814
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	540	534
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (10 million in 2012), liquidation preference $50 per share	500	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 247 million (245 million in 2012) after deducting 4 million treasury shares (6 million in 2012)	247	245
Capital Surplus	2,838	2,815
Retained Earnings	1,730	1,370
Accumulated Other Comprehensive Loss	(4,363)	(4,560)

Goodyear Shareholders’ Equity	952	370
Minority Shareholders’ Equity – Nonredeemable	251	255

Total Shareholders’ Equity	1,203	625

Total Liabilities and Shareholders’ Equity	$17,672	$16,973

(more)

The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Nine Months Ended September 30,
(In millions)	2013	2012
Cash Flows from Operating Activities:
Net Income	$419	$244
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	539	513
Amortization and write-off of debt issuance costs	13	64
Net rationalization charges	41	67
Rationalization payments	(60)	(66)
Net (gains) losses on asset sales	(6)	(22)
Pension contributions and direct payments	(1,072)	(490)
Venezuela currency devaluation	115	—
Customer prepayments and government grants	32	94
Insurance proceeds	17	39
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts receivable	(728)	(729)
Inventories	249	257
Accounts payable—trade	(26)	(432)
Compensation and benefits	215	169
Other current liabilities	(12)	70
Other assets and liabilities	(34)	(107)

Total Cash Flows from Operating Activities	(298)	(329)
Cash Flows from Investing Activities:
Capital expenditures	(734)	(788)
Asset dispositions	8	14
Government grants received	6	2
Decrease (increase) in restricted cash	3	(17)
Short term securities acquired	(89)	(25)
Short term securities redeemed	81	10
Other transactions	—	4

Total Cash Flows from Investing Activities	(725)	(800)
Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	30	74
Short term debt and overdrafts paid	(89)	(89)
Long term debt incurred	2,152	3,042
Long term debt paid	(660)	(2,322)
Common stock issued	15	1
Preferred stock dividends paid	(22)	(22)
Transactions with minority interests in subsidiaries	(10)	(23)
Debt related costs and other transactions	(16)	(63)

Total Cash Flows from Financing Activities	1,400	598
Effect of exchange rate changes on cash and cash equivalents	(158)	16

Net Change in Cash and Cash Equivalents	219	(515)
Cash and Cash Equivalents at Beginning of the Period	2,281	2,772

Cash and Cash Equivalents at End of the Period	$2,500	$2,257

(more)

Non-GAAP Financial Measures

This earnings release presents total segment operating income and free cash flow from operations, on a historical basis, which are important financial measures for the company but are not financial measures defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free cash flow from operations is the company’s cash flow from operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that free cash flow from operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

See the tables below for reconciliations of historical total segment operating income and free cash flow from operations to the most directly comparable GAAP measures. This earnings release also presents total segment operating income on a forward-looking basis. The company is unable to reconcile forward-looking total segment operating income without unreasonable efforts because management cannot predict, with sufficient certainty, the various elements necessary to provide such a reconciliation.

Total Segment Operating Income Reconciliation Table

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Segment Operating Income	$431	$348	$1,161	$976
Rationalizations	21	26	41	67
Interest expense	100	86	287	270
Other (income) expense	—	(1)	112	128
Asset write-offs and accelerated depreciation	5	13	15	19
Corporate incentive compensation plans	34	25	79	47
Intercompany profit elimination	5	(12)	5	(11)
Retained expenses of divested operations	7	3	17	12
Other	10	22	50	36

Income before Income Taxes	$249	$186	$555	$408

Free Cash Flow from Operations Reconciliation Table

(in millions)	Three Months Ended Sept. 30, 2013	Trailing Twelve Months Ended Sept. 30, 2013
Net Income	$195	$412
Depreciation and Amortization	182	713
Working Capital (1)	(284)	856
Pension Expense	65	291
Other (2)	102	163
Capital Expenditures	(241)	(1,073)

Free Cash Flow from Operations (non-GAAP)	$19	$1,362
Capital Expenditures	241	1,073
Pension Contributions and Direct Payments	(79)	(1,266)
Rationalization Payments	(17)	(100)

Cash Flow from Operating Activities (GAAP)	$164	$1,069

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is the total defined benefit pension cost (before curtailments, settlements and termination benefits) as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Other includes amortization and write-off of debt issuance costs, net rationalization charges, net (gains) losses on asset sales, Venezuela currency devaluation, customer prepayments and government grants, insurance proceeds, compensation and benefits less the total defined benefit pension cost (before curtailments, settlements and termination benefits) reported in the pension-related note in the Notes to Consolidated Financial Statements, other current liabilities, and other assets and liabilities.

(more)

Third Quarter Significant Items (after tax and minority interest)

2013

•	Rationalizations, asset write-offs and accelerated depreciation, $19 million (7 cents per share)

•	Gains from asset sales, $2 million (1 cent per share)

2012

•	Rationalizations, asset write-offs and accelerated depreciation, $32 million (12 cents per share)

•	Pension settlements in the United Kingdom, $6 million (2 cents per share)

•	Discrete tax charges, $3 million (1 cent per share)

•	Gains from asset sales, $5 million (2 cents per share)

•	Insurance recoveries related to flooding in Thailand, $4 million (1 cent per share)